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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                            QUARTERDECK CORPORATION
                                       AT

                              $0.52 NET PER SHARE

                                       BY

                          OAK ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                              SYMANTEC CORPORATION
                      THE OFFER AND WITHDRAWAL RIGHTS WILL
                 EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
          ON MONDAY, NOVEMBER 16, 1998, UNLESS THE OFFER IS EXTENDED.

                                                                October 19, 1998

To Our Clients:

     Enclosed for your consideration are an Offer to Purchase dated October 19, 1998 (the "Offer to Purchase") and a related Letter of Transmittal ("Letter of Transmittal" which, together with the Offer to Purchase, constitute the "Offer") in connection with the offer by Oak Acquisition Corporation ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Symantec Corporation, a Delaware Corporation, to purchase all outstanding shares of Common Stock, par value $0.001 per share (together with the associated Preferred Stock purchase rights, the "Shares"), of Quarterdeck Corporation (the "Company"), a Delaware corporation, at a price of $0.52 per Share, net to the seller in cash and without interest thereon, subject to reduction for any applicable federal back up or other withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is the letter to stockholders of the Company from King R. Lee, Interim President and Chief Executive Officer of the Company, together with a Solicitation/ Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company.

     We are (or our nominee is) the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

     We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is invited to the following:

        1. The tender price is $0.52 per Share, net to the seller in cash without interest thereon and subject to reduction for any applicable federal backup or other withholding taxes.

        2. The Offer is being made for all outstanding Shares.

        3. The Board of Directors of the Company unanimously has determined that each of the Offer and the Merger (as defined in the Offer to Purchase), is fair to, and in the best interests of, the stockholders of the Company, and recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer.

        4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Monday, November 16, 1998, unless the Offer is extended.

        5. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer at least that number of Shares that shall constitute a majority of the then
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           outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options, warrants or rights). The Offer is also conditioned upon, among other things, the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Stockholders are urged to read the Offer to Purchase in its entirety for a description of all conditions to the Offer and the other items set forth therein.

        6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Donaldson, Lufkin & Jenrette Securities Corporation, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF QUARTERDECK CORPORATION BY OAK ACQUISITION CORPORATION.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 19, 1998 and the related Letter of Transmittal (which together constitute the "Offer"), in connection with the offer by Oak Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Symantec Corporation, a Delaware corporation, to purchase all outstanding Shares of Common Stock, par value $0.001 per share, including the associated Preferred Stock purchase rights (together, the "Shares"), of Quarterdeck Corporation, a Delaware corporation.

     This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
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   Number of Shares to be Tendered:                        Shares*

        Dated:
   ------------------------------------, 1998
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                                   SIGN HERE

        Signature(s):
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        Please type or print name(s):
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        Please type or print address:
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        Area Code and Telephone Number:
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        Taxpayer Identification or Social Security Number:
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        * Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.
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